Exhibit 10.10

                                   AGREEMENT

This Agreement is made as of this 3rd day of May, 1999 by and between Intelli-Check, Inc. ("ICI", formerly referred to as "ICC"), a New York Corporation, having offices at 775 Park Avenue, Suite 340, Huntington, New York 11743 and Kevin M. Messina, individually, and d/b/a/ K.M. Software Development ("Messina") and supersedes all prior agreements between the parties, specifically including the License Agreement Amendment as of June 17, 1996 (the "Amendment") by and between Intelli-Check, Inc., Todd J. Cohen, individually and Kevin M. Messina individually d/b/a/ K.M. Software Development.

RECITALS

     Whereas Messina has licensed certain intellectual property ("Property") to ICI as a result of the Amendment dated June 17, 1996 between ICI and Messina (Attached hereto as Exhibit "A").

     Whereas ICI has paid Messina the "Expense Amount" referenced in the Amendment for documented out-of-pocket expenses as well as accrued interest relating thereto in order to secure ICI's rights in and to the Property.

     Whereas the parties wish to formally acknowledge satisfaction of all debts owned to Messina in relation to the Amendment.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, ICI and Messina, intending to be legally bound, hereby covenant and agree as follows:

1. In satisfaction of all debts owed to Messina, ICI issued payment of $139,875.93 on May 3, 1999. This payment consisted of $98,151.00 for repayment of the principal of a loan made by Mr. Messina to ICI (the Expense Amount). The remaining $41,724.93 represents interest accrued on the principal. Payment was issued in the form of 69,937

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units valued at $2.00 consisting of one-share of common stock and one-warrant to purchase an additional one-share of common stock at $3.00 expiring on May 3, 2001. Mr. Messina acknowledges receipt of the 69,937 units and a check in the amount of $1.93 representing the difference between the unit value and amount owed, therefore satisfying all debt to Mr. Messina relating to License Agreement Amendment dated June 17, 1996.

2. In continuation of the terms of the License Agreement dated June 17, 1996 (the Amendment), the company will pay to Mr. Messina a royalty payment of .005% on gross sales from $2,000,000 to $52,000,000 and royalty payment of .0025% on gross sales over $52,000,000 excluding supply items (the "Royalty Amount").

3. This Agreement shall be binding upon the parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above, to be effective as of that date.

Intelli-Check, Inc.                     Kevin Messina individually and
                                        d/b/a/ K.M. Software Development
/s/ Frank Mandelbaum                    /s/ Kevin Messina
-----------------------------           -------------------------------------
By: Frank Mandelbaum                    By: Kevin Messina
Title: CEO                              individually and Former President
                                        K.M. Software Development